[LOGO OF INTEREP]	NEWS RELEASE

For Immediate Release

June 2, 2003

INTEREP ANNOUNCES NASDAQ DELISTING NOTICE

NEW YORK, NY – Interep (Nasdaq: IREP) today announced that it has received notice from the NASDAQ Stock Market, Inc. stating that the NASDAQ staff has determined that the Company does not meet NASDAQ’s alternative stockholders’ equity, market capitalization or net income requirements for continued listing, as set forth in Marketplace Rule 4310(c)(2) (B). Interep is currently in compliance with all other requirements for continued listing on the NASDAQ Small Cap market.

The notice further indicated NASDAQ’s intent to delist the Company’s stock from the NASDAQ SmallCap market, effective at the opening of business on June 6, 2003. Interep may appeal this determination by requesting a hearing before a Nasdaq Listing Qualifications Panel. The hearing request would stay any delisting of the Company’s stock pending the Panel’s decision.

“While considering an appeal, Interep will evaluate our options and determine what is in the best interest of our company and our shareholders. We may decide not to appeal the delisting if, after careful consideration, we deem that the over-the-counter market is a better fit at this time,” said Ralph Guild, Chairman & CEO of Interep. “Interep is a leader in the national radio representation business. Nothing has changed in that regard. Therefore, regardless of where our stock is traded, we do not believe it will affect the overall value of our stock holdings, or our market growth.”

About Interep:

Interep is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 16 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group. For more information, visit the company’s website at www.interep.com.

Contact:	Mike Frank
Phone:	201-659-0101
e-mail:	mike@mikefrankassociates.com